EXHIBIT 11

                               EMCORE CORPORATION
                  STATEMENT OF COMPUTATION OF PER SHARE AMOUNTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (Unaudited)

                                                            THREE MONTHS
                                                         ENDED DECEMBER 31,
                                                      1997                 1996
                                                      ----                 ----


Net loss                                            ($29,389)           ($3,798)
                                                    =========           ========

Basic earning per share calculation:
Weighted average shares outstanding:
      Common stock                                     7,075              2,994
      Common stock equivalents (1)
                                                    ---------           --------

Primary weighted average
      Common shares and equivalents                    7,075              2,994

Net loss per share                                    ($4.15)            ($1.27)
                                                    =========           ========


Fully diluted earnings per share calculation (2):
Weighted average shares outstanding:
      Common stock                                     7,075              2,994
      Common stock equivalents (1)                                        1,444
                                                    ---------           --------

Primary weighted average
      Common shares and equivalents                    7,075              4,438
                                                    =========           ========

Net loss per share                                    ($4.15)            ($0.86)
                                                    =========           ========

__________________
(1) Under the provisions of Securities and Exchange Commission Staff Bulletin No. 64 ("SAB" No. 64), common stock and common stock equivalents issued by the company within one year or in contemplation of the Company's offering are treated as if they were outstanding for all periods presented prior to the Company's IPO. After the IPO is effective, the determination of common stock and equivalents has been determined on a basis consistent with APB Opinion No. 15, which states "outstanding options and warrants should be included in the EPS computation only if they have a dilutive effect."
(2) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 of paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.